UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2015

PROVIDENT FINANCIAL SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31566	42-1547151
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

239 Washington Street, Jersey City, New Jersey		07302
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:    (732) 590-9200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           The Board of directors of Provident Financial Services, Inc. (the “Company”) has approved amended and restated change in control agreements for (1) Thomas M. Lyons, Executive Vice President and Chief Financial Officer of the Company and The Provident Bank, (2) Donald W. Blum, Executive Vice President and Chief Lending Officer of The Provident Bank; (3) John F. Kuntz, Executive Vice President, General Counsel and Secretary of the Company and Executive Vice President, Chief Administrative Officer and General Counsel of The Provident Bank; and (4) James D. Nesci, Executive Vice President and Chief Wealth Officer of The Provident Bank and President of Beacon Trust Company.

The terms and conditions of each amended and restated change in control agreement is materially equivalent to the prior change in control agreement between the parties, except that the “280G cutback” provision has been replaced with a “best net benefit” provision, meaning that in the event that an excise tax under Sections 280G and 4999 of the Internal Revenue Code would be assessed on the payments or other benefits received under the agreement in connection with a change in control, the executive will receive either (1) all the payments and benefits to which he is entitled under the agreement, subject to the excise tax; or (2) have such payments and benefits reduced by the minimum amount necessary so that the excise tax will not apply, if such reduction would result in a greater net after-tax benefit to the executive.

A copy of the form of amended and restated change in control agreement for Messrs. Lyons, Blum, Kuntz and Nesci shall be included as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Item 9.01                      Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. Not applicable.

(d)	Exhibits. None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROVIDENT FINANCIAL SERVICES, INC.
DATE: December 21, 2015	By:	/s/ Christopher Martin
Christopher Martin
Chairman, President and Chief Executive Officer